Exhibit 99.1

[Yankee Candle Letterhead]

TO:	Members of the Board of Directors and Executive Officers of The Yankee Candle Company, Inc.

FROM:	James A. Perley

DATE:	April 14, 2005

RE:	Notice of Imposition of Blackout Period Pursuant to Section 306(a) of the Sarbanes-Oxley Act of 2002 (“Sarbanes-Oxley”)

The purpose of this notice is to inform you that, effective immediately, participants in The Yankee Candle Company, Inc. 401(k) and Profit Sharing Plan (the “401(k) Plan”) temporarily will be unable to purchase shares of The Yankee Candle Company, Inc. (the “Company”) common stock in their 401(k) Plan accounts. The period during which participants in the 401(k) Plan will be unable to purchase Company shares is referred to in this notice as a “blackout period.”

Regulation BTR, adopted pursuant to Section 306(a) of Sarbanes-Oxley, requires that, during the blackout period, all executive officers and directors of the Company be prohibited from purchasing, selling, acquiring or transferring any Company equity securities (“Service Securities”) acquired by them in connection with their service and/or employment with the Company in such capacities, subject to certain limited exceptions.

The blackout period for the 401(k) Plan will begin today, April 14, 2005 and will end when the Form S-8 described in the following paragraph is filed. At this time, we do not know when the blackout period is expected to end. As soon as such information becomes available, you will receive written notice. Please note that in accordance with the unforeseeable circumstances exemption under Rule 104 of Regulation BTR, the Company determined that it was unable to give advance notice of the blackout period to you.

Shares of Company common stock to be purchased on behalf of participants in the 401(k) Plan are required to be properly registered under the Securities Act of 1933. The Company has become aware that this requirement may not have been met, and has imposed the blackout period until such time as the Company has access to an effective Registration Statement on Form S-8 that registers shares of the Company’s common stock that are acquired in connection with the 401(k) Plan as well as interests in the Plan.

If you have questions about this notice, such as the beginning and ending dates of the blackout period, whether any Company shares owned by you constitute Service Securities or whether an exception applies to a transaction by you in Service Securities, please contact me at 16 Yankee Candle Way, South Deerfield, MA 01373, telephone (413) 665-8306 ext. 4030.